UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2005

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 2950
Denver, Colorado		80202-1370
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01               Entry Into a Material Definitive Agreement.

On December 12, 2005, Venoco, Inc. adopted a 2005 stock incentive plan (the “2005 Plan”).  The 2005 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights to the company’s employees, officers, directors and consultants.  Pursuant to the terms of the 2005 Plan, either the company’s board of directors or a board committee is authorized to administer the plan, including by determining which eligible participants will receive awards, when awards will be granted and the terms and amounts of awards. The 2005 Plan will be administered by the compensation committee of the board of directors. Up to 1.2 million shares of common stock are issuable pursuant to awards under the 2005 Plan. Unless terminated sooner by the board of directors, the 2005 Plan will terminate on the tenth anniversary of the date of its adoption.

Each award under the 2005 Plan will be made pursuant to an award agreement that will specify the terms of the award, including the vesting schedule, if any.  The compensation committee will have the authority to accelerate any vesting requirements or time-based limitations on exercisability of options or other awards.  In general, incentive stock options granted pursuant to the 2005 Plan will expire ten years after the date of grant and the exercise price of those options will be at least equal to the fair market value of the underlying common stock on the date of grant.  The exercise price of nonqualified stock options granted pursuant to the 2005 Plan will generally be at least equal to 85% of the fair market value of the underlying common stock on the date of grant, except that the exercise price of nonqualified stock options granted to the company’s CEO and its other four most highly compensated officers will generally be at least equal to the fair market value of the underlying common stock.  In the event of the occurrence of a business combination transaction or similar event that would constitute a “change of control” as defined in the 2005 Plan, the compensation committee will (i) accelerate the exercisability of all options granted under the 2005 Plan such that they may be exercised in full during a limited period determined by the committee, (ii) adjust the terms of the outstanding options in the manner the committee deems appropriate in view of the change of control and/or (iii) cause the outstanding options to expire unless exercised in connection with the transaction causing the change of control. The 2005 Plan further provides that the number of shares purchasable upon exercise of an option granted under the plan, and the exercise price, will be adjusted to reflect the terms of any reclassification, stock split or similar transaction.

The board of directors or the compensation committee may amend the 2005 Plan at any time, subject to shareholder approval requirements imposed by the Internal Revenue Code, Rule 16b-3 under the Securities Exchange Act of 1934 and any stock exchange or Nasdaq rules that may be applicable.

The foregoing description of the 2005 Plan is qualified in its entirety by reference to the text of the 2005 Plan, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

In connection with the adoption of the 2005 Plan, the company’s board of directors has limited the number of shares of stock that may be made subject to options granted under the company’s 2000 stock incentive plan to the number of shares underlying the options that are currently outstanding. As a result, the company does not expect to make any additional awards under the 2000 stock incentive plan. The company’s board of directors has also adjusted the number of shares of stock issuable upon exercise of options granted under the 2000 stock incentive plan, and the exercise price of those options, to reflect the one-to-7,500 stock split effected on November 8, 2005.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibit No.	Description

10.1	Venoco, Inc. 2005 Stock Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 13, 2005

VENOCO, INC.

By:	/s/ Timothy M. Marquez
Name: Timothy M. Marquez
Title: Chief Executive Officer